5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Files Premarket Approval Application for Non-Invasive
Cervical Cancer Scanner with FDA

Test uses light to scan the cervix painlessly for earlier disease detection

NORCROSS, GA (September 27, 2010) – Guided Therapeutics, Inc. (OTCBB: GTHP) announced that it filed its completed premarket approval application (PMA) for the LightTouch™ Cervical Scanner with the U.S. Food and Drug Administration (FDA) for patients at risk for cervical cancer.  In a multi-center FDA-approved pivotal trial, the device found cervical disease up to two years earlier than with current standard-of-care screening and diagnostic techniques.

“Completing and submitting the PMA is a significant milestone for the company, our associates and shareholders,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics.  “We believe that LightTouch, if approved by the FDA, offers the potential to improve healthcare for women, by finding disease earlier, when it is most effectively treated, and to lower healthcare costs by streamlining the diagnostic process.  Beyond the LightTouch, we intend to bring additional non-invasive, point-of-care products to market based on our platform technology.”

More than $6 billion is spent each year to diagnose cervical cancer disease in the U.S. alone.  The chance for effective treatment is greatly increased by early detection, according to the National Cancer Institute.  Each year in the U.S. about 55 million Pap (Papanicolau) tests are performed to detect cervical abnormalities that could lead to cancer.  Of these tests, approximately six percent are abnormal, requiring additional medical follow-up, such as a biopsy.  However, the majority of biopsies reveal no cervical disease, meaning that a significant number of unnecessary procedures are performed each year.

ABOUT THE TRIAL

More than 1,600 women at risk for cervical disease were tested with the LightTouch™ in a multi-center pivotal clinical trial.  Results of the trial showed that:

•	LightTouch detected cervical disease up to two years earlier than Pap test, HPV test, colposcopy and biopsy.

•	LightTouch detected 86.3% cervical disease cases that had been missed by Pap, HPV (human papillomavirus) tests and biopsy.

•	LightTouch would have reduced the number of unnecessary biopsies by about 40 percent.

Guided Therapeutics - FDA PMA
September 27, 2010

Additionally, Guided Therapeutics’ clinical trial indicated that women aged 16-20 were just as likely to have cervical disease as women 21 and older and current methods of early detection, such as HPV testing, are not recommended for this age group. LightTouch detected cervical disease equally well in both adolescent and adult women.

For more information on the clinical trial, visit www.guidedinc.com/asccp2010.htm.

About The LightTouch™

The LightTouch, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the LightTouch test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first product, the LightTouch™, is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the LightTouch was able to detect cervical cancer up to two years earlier than conventional modalities.  LightTouch is designed to provide an objective result at the point-of-care, thereby improving the management of cervical disease.  Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

# # #